Exhibit 99.01

EASTMAN CHEMICAL COMPANY DETAIL OF SALES REVENUE

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2007	2007	2007	2007	2007

Sales Revenue	$1,795	$1,895	$1,813	1,752	7,450

Less: Performance Chemicals and Intermediates – contract ethylene sales (1)	70	74	84
Sales revenue excluding contract ethylene sales	1,725	1,821	1,729	$1,608	$6,639
Less: Performance Polymers
PET sales in Latin America from non-U.S. sites (2)	127	110	91
Sales revenue excluding contract ethylene sales and PET sales in Latin America from non-U.S. sites (2)	$1,598	$1,711	$1,638

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2006	2006	2006	2006	2006

Sales Revenue	$1,803	$1,929	$1,966	$1,752	$7,450

Less: Coatings, Adhesives, Specialty Polymers and Inks – divested product lines(3)	18	17	18	12	65
Performance Chemicals and Intermediates – divested product lines (4)	30	29	38	14	111
Performance Polymers
divested PE product lines (3)	180	168	169	118	635
Sales revenue – continuing product lines	1,575	1,715	1,741	1,608	6,639

Less: Performance Polymers
PET sales in Latin America from non-U.S. sites (2)	109	119	136	121	485
Sales revenue – continuing product lines excluding PET sales in Latin America from non-U.S. sites(2)	$1,466	$1,596	$1,605	$1,487	$6,154

(1) Contract ethylene sales under the transition supply agreement related to the divestiture of the polyethylene businesses.

(2) Sales revenue in Latin America from PET manufactured at non-U.S. sites, including the Mexico and Argentina PET manufacturing facilities held for sale.  During the third quarter 2007, Eastman entered into definitive agreements to sell its PET manufacturing facilities in Mexico and Argentina and the related businesses.  Subject to certain product-specific agreements associated with the sale of the manufacturing facilities in Mexico and Argentina, the Company plans to continue to sell PET manufactured in the U.S. in Latin America.

(3)Divested product lines are the product lines related to the polyethylene and Epolene polymer businesses and related assets of the Performance Polymers and Coatings, Adhesives, Specialty Polymers, and Inks ("CASPI") segments located at the Longview, Texas site and the Company's ethylene pipeline which were sold in fourth quarter 2006.

(4) The Company's Batesville, Arkansas manufacturing facility and related assets and the specialty organic chemicals product lines in the Performance Chemicals and Intermediates ("PCI") segment were sold in fourth quarter 2006.

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